Exhibit 10.17

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Exhibit 10.17

AIA Document B727 - Electronic Format

Standard Form of Agreement Between
Owner and Architect

for Special Services

1988 Edition

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

Recommended for use with current editions of standard AIA Agreement forms and documents.

Copyright 1972, 1979, ©1988 by The American Institute of Architects, 1735 New York Avenue, N.W., Washington D. C., 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will be subject to legal prosecution.

AGREEMENT
made as of the 28th day of May in the year of 2003

BETWEEN the Owner:
(Name and address)
Dry Creek Rancheria Band of Pomo Indians
c/o Elizabeth Elgin DeRouen, Chairperson
P.O. Box 607
Geyserville, CA 95441

and the Architect:
(Name and address)
FFKR Architects/Planners II
730 Pacific Avenue
Salt Lake City, UT 84104

For the following Project:
(Include detailed description of Project, location, address and scope.)
DRY CREEK RANCHERIA INFRASTRUCTURE TESTING, ENGINEERING, DESIGN AND CONSTRUCTION as required prior to continuing with the STRUCTURED PARKING PROJECT (a separate project). EXHIBIT A - memo titled "Dry Creek Rancheria Site Management" and EXHIBIT B - "Dry Creek Rancheria Infrastructure Design Organizational Chart, 6/3/03" are attached to provide further project description(s) and are included as part of this Agreement.

The Owner and the Architect agree as set forth below.

ARTICLE 1
ARCHITECT'S SERVICES

(Here list those services to be provided by the Architect under the Terms and Conditions of this Agreement. Note under each service listed the method and means of compensation to be used, if applicable, as provided in Article 8.)
1.1   The Architect shall provide OWNER'S REPRESENTATIVE services that shall include, but may not be limited to, the following:

1.1.1   The Architect shall provide organization, personnel and management to carry out the requirements of this Agreement in an expeditious and economical manner consistent with the interests of the Owner.

1.1.2   The Architect, with the review and approval of the Owner, shall manage the selection and engagement of the Project participants as required to complete the Project. The Architect shall obtain Scope of Work Schedule Statements from each of the Project participants for the Owner's review and approval. The Architect shall prepare and/or have prepared Contract Agreements for the Work of each of the Project participants for the Owner to review and approve.

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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     1.1.3   The Architect shall establish and maintain communication with all of the Project participants and shall represent the interest of the Owner to each of the Project participants.

     1.1.4   The Architect shall provide Project oversite and direction as required to organize and coordinate the activities of the Project participants.

     1.1.5   The Architect shall develop and maintain Project related files by documenting meetings, transactions, contracts, directions, issues correspondence and activities related to the Project.

     1.1.6   The Architect shall regularly report to the Owner information pertaining to the activities, interaction and progress of the Project participants.

     1.1.7   The Architect shall provide observation of activities of the participants on the Project site and shall verify compliance with approved Contracts.

     1.1.8   The Architect shall review the work product of each of the Project participants and shall verify compliance with approved Contracts.

     1.1.9   The Architect shall receive documents such as Change Order Requests, Submittals, Recommendations, Invoices, Requests for Payment from each of the Project participants and shall initially review, negotiate and reject or approve such documents prior to making recommendations to the Owner as to their appropriate disposition.

     1.1.10   The Architect shall assist with the resolution of disputes that may arise and shall, in the interest of the Owner, attempt to avoid negative impacts of any such disputes on the Project.

TERMS AND CONDITIONS OF AGREEMENT BETWEEN OWNER AND ARCHITECT

ARTICLE 2
OWNER'S RESPONSIBILITIES

2.1   The Owner shall provide full information regarding requirements for the Project. The Owner shall furnish required information as expeditiously as necessary for the orderly progress of the Work, and the Architect shall be entitled to rely on the accuracy and completeness thereof.

2.2   The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's services. For purposes of this Paragraph 2.2, Doug Searle, General Manager of the River Rock Casino, will be Owner's representative with respect to the Project until such time as another shall be designated by Owner in writing.

ARTICLE 3
USE OF ARCHITECT'S DOCUMENTS

3.1   The documents, specifications and other instruments of professional service prepared by and on behalf of the Architect pursuant to this Agreement specifically for this Project (the "Instruments of Service") shall, upon completion and payment of related fees, become the property of the Owner. If Owner should use or allow the use of the Instruments of Service without Architect's participation on a subsequent project or on any material modification or extension of the subject Project, or if Owner should use or allow the use of incomplete documents in respect of the Project, then Owner shall assume all risks attendant to such use and waive any related liability against Architect and Architect's subconsultants, if any, and their respective principals and employees, and shall to the fullest extent allowed by law release, indemnify, defend and hold harmless Architect and Architect's subconsultants, if any, and their respective principals and employees, from and against any and all claims, liability, costs and/or loss related to such use, including claims, liability, costs and/or loss involving actual or alleged "active negligence" with respect to design services only or "design defect." The foregoing notwithstanding, Architect may at all times retain possession of any and all Instruments of Service fixed in any electronic medium, and copies of said Instruments of Service provided to Owner shall have all indicia of Architect's involvement removed and any and all risks attendant to the automated conversion of information and data from said Instruments of Service to alternative formats or other electronic mediums shall be at Owner's role risk. ~~prepared by the Architect for this Project are instruments of the Architect's service for use solely with respect to this Project and, unless otherwise provided, the Architect shall be deemed the author of these documents and shall retain all common law, statutory and other reserved rights,~~

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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~~including the copyright. The Owner shall be permitted to retain copies, including reproducible copies, of the Architect’s documents for the Owner’s information, reference and use in connection with the Project. The Architect’s documents shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, unless the Architect is adjudged to be in default under this Agreement, except by agreement in writing and with appropriate compensation to the Architect.~~

3.2      All information, discussions, memoranda and all documents developed or prepared by Architect or Owner or any of their respective consultants or representatives for this Project, or made available by Owner to Architect or any of its consultants or representatives (collectively, "Confidential Information"), are strictly confidential and shall not be used by Architect any of its consultants or representatives for any other job or work nor disclosed or discussed with any persons whomsoever, directly or indirectly, in whole or in part, except as required to perform the obligations of Architect hereunder, without Owner's prior written approval. Notwithstanding the foregoing, this provision shall not apply to any information, data or work product previously known to the Architect, its consultants or representatives under circumstances not related to the Project, and, further, this provision shall not apply to information in any form that is in the public domain, nor shall it restrict the Architect from giving notices required by law or complying with an order to provide information or data when so ordered by a court, administrative agency or other legitimate authority, or if disclosure is reasonably necessary for the consultant to defend itself from any legal action or claim.

3.3      Architect agrees not to make, copy or place any confidential information in documentary or other written or representational form without properly marking same with the legend "PROPERTY OF DRY CREEK RANCHERIA BAND OF POMO INDIANS - CONFIDENTIAL NOT TO BE DISCLOSED".

3.4      Architect agrees to take any and all action, appropriate by instructions, agreement or otherwise to and with all of its employees, representatives or others to whom any confidential information may be disclosed to act in accordance with the terms of this Agreement and agrees to take such protective measures as may be reasonably necessary to preserve the confidentiality of the confidential information.

3.5      Upon expiration or termination of this Agreement and/or upon the request of the Owner, and provided Architect has been fully paid for its services hereunder, Architect agrees to return to Owner promptly all confidential information in Architect's or any of its representatives' or consultants' possession or under any of their control including any materials or documentation created by it containing or referencing or using in any manner or form whatsoever any confidential information and Contractor or any of its representatives or consultants shall not retain any copies thereof without Owner's prior written consent.

3.6      Architect agrees and acknowledges that all of the terms and provisions of this Article 3 are necessary to preserve the confidential information of Owner and to avoid any conflict of interest that may arise in the future in connection with Architect performing services for any third party.

ARTICLE 4
ARBITRATION

4.1     ~~Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.~~ Any controversy, claim, dispute or other matter in question (each, a "Claim") arising out of or related to this Agreement or the breach hereof, shall be resolved by mediation. Any mediation conducted pursuant to this Paragraph 4.1 shall be held in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Demand for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. Any demand for mediation shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations.

4.2      ~~A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.~~ Venue. Any Claim not resolved by mediation shall be decided by litigation in a court of competent jurisdiction located in the first instance in the United States District Court for the Northern District of California, and if and only if such federal court does not accept jurisdiction, then in any court of competent jurisdiction in the County of San Francisco in the State of California.

4.3      ~~No arbitration arising out of or relating to this~~

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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~~Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the Owner, Architect and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.~~

4.4      ~~The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.~~ Attorneys' Fees. In the event any mediation, litigation or other dispute resolution mechanism is commenced by a party hereto arising out of the Project, each party shall bear its own costs, including attorneys' fees.

4.5     OWNER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS SOVEREIGN IMMUNITY (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FEDERAL OR CALIFORNIA STATE COURT, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, PROVIDED THAT ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE OWNER'S GAMING ASSETS ONLY ON AN UNSECURED BASIS.

ARTICLE 5
TERMINATION OR SUSPENSION

5.1     This Agreement may be terminated by either party upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

5.2     If the Owner fails to make payment when due the Architect for services and expenses, the Architect may, upon ~~seven~~ ten (10) days' written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Architect within ~~seven~~ ten (10) days of Architect's receipt ~~the date~~ of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services.

5.3     In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Paragraph 5.4.

5.4     Termination Expenses are in addition to compensation for other services, and include expenses which are directly attributable to termination. Termination Expenses shall be, without mark-up, actual out-of-pocket expenses of Architect necessaily incurred in stopping the work. ~~shall be computed as a percentage of the compensation earned to the time of termination, as follows:~~

~~.1~~	~~For services provided on the basis of a multiple of Direct Personnel Expense, 20 percent of the total Direct Personnel Expense incurred to the time of termination; and~~

~~.2~~	 ~~For services provided on the basis of a stipulated sum, 10 percent of the stipulated sum earned to the time of termination.~~

5.5.    Notwithstanding anything to the contrary set forth in this Agreement, Owner shall have the right at any time for any or no reason whatsoever to suspend work on the Project and all work connected therewith or to terminate the Architect upon giving Architect seven (7) days' prior written notice. Thereupon, as the Architect's sole remedy hereunder, the Owner shall pay the Architect for the Work completed to the effective date of the termination of the Architect as set forth above, along with Reimbursable Expenses then due and Termination Expenses, if any.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1     ~~Unless otherwise provided, t~~This Agreement shall be governed by the following, which are stated in their order of priority in the event of conflict between them; applicable Federal, State of California and tribal law ~~of the principal place of business of the Architect~~. To the extent any tribal laws must be complied with, such laws shall be disclosed to the Architect in writing within a reasonable time prior to the time required for such compliance. Owner represents and warrants that no trial law that has not been disclosed to Architect conflicts with or adds to the requirements of this Agreement.

6.2     Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statute of limitations shall

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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commence to run not later than the date payment is due the Architect pursuant to Paragraph 8.4.

6.3       The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither Owner nor Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to an agency or instrumentality of Owner, or to an institutional lender providing financing for the Project. In such latter event, the lender shall assume the Owner's rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment. In no event shall Architect be required to execute any consent that would result in the alteration or modification of any of the terms of this Agreement or that would require Architect to accept or become exposed to risk or liabilities beyond those contained in this Agreement that are not within the direct control of the Architect.

6.4       This Agreement represents the entire and integrated agreement between the Owner and Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

6.5       Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.

6.6       Unless otherwise provided in this Agreement, the Architect and Architect's consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

ARTICLE 7
PAYMENTS TO THE ARCHITECT

7.1       DIRECT PERSONNEL EXPENSE

7.1.1    Direct Personnel Expense is defined as the direct salaries of the Architect's personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions, and similar contributions and benefits, all as set forth in aggregate hourly rates in Exhibit C, attached hereto.

7.2       REIMBURSABLE EXPENSES

7.2.1    Reimbursable Expenses are in addition to the Architect's compensation and include actual and reasonable expenses incurred by the Architect and Architect's employees ~~and consultants~~ in the interest of the Project for:

.1	expense of transportation and living expenses in connection with out-of-town travel authorized by the Owner;

.2	long-distance communications;

.3	fees paid for securing approval of authorities having jurisdiction over the Project;

.4	reproductions;

.5	postage and handling of documents;

.6	expenses of overtime work requiring higher than regular rates, if authorized in writing by the Owner in advance of such work;

.7	renderings and models requested by the Owner;

.8	expense of additional coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect ~~and the Architect's consultants~~; and

.9	~~Expense of computer aided design and drafting equipment time when used in connection with the project.~~

7.3	PAYMENTS ON ACCOUNT OF THE ARCHITECT'S SERVICES

7.3.1    Payments on account of the Architect's services and for Reimbursable Expenses shall be made monthly upon presentation of the Architect's statement of services rendered or as otherwise provided in this Agreement. Payments on account of services rendered, prior to the signing of this Agreement have been made to the Architect. It is understood and agreed by both the Architect and the Owner that payments made prior to the execution of this Agreement will reduce the total fee due the Architect for services rendered by the total amount of those payments made.

7.3.2    An initial payment as set forth in Paragraph 8.1 is the minimum payment under this Agreement.

7.4       ARCHITECT'S ACCOUNTING RECORDS

7.4.1    Records of Reimbursable Expenses and expenses pertaining to services performed on the basis of a multiple of Direct Personnel Expense shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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ARTICLE 8
BASIS OF COMPENSATION

The Owner shall compensate the Architect as follows:

8.1   AN INITIAL PAYMENT OF ZERO Dollars ($  0  ) shall be made upon execution of this Agreement and credited to the Owner's account at final payment.

8.2   COMPENSATION FOR THE ARCHITECT'S SERVICES, as described in Article 1, Architect's Services, shall be computed as follows:
(Insert basis of compensation, including stipulated sums multiples or percentages, and identify the services to which particular methods of compensation apply, if necessary.)
Hourly at Standard Billing Rates per EXHIBIT C, attached hereto.

8.3   FOR REIMBURSABLE EXPENSES, as described in Article 7, and any other items included in Article 9 as Reimbursable Expenses, a multiple of One and one-tenth (1.1) times the expenses incurred by the Architect, the Architect's employees and consultants in the interest of the Project, provided that travel related expenses will be billed at cost.

8.4   Payments are due and payable fifteen (15) days from the date of the Architect's invoice. Amounts unpaid fifteen (15) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof, at the legal rate prevailing from time to time at the principal place of business of the Architect.
(Insert rate of interest agreed upon.)
Ten percent (10%) per annum.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Architect's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding other requirements such as written disclosures or waivers.)

8.5   IF THE SCOPE of the Project or of the Architect's services is changed materially, the amounts of compensation shall be equitably adjusted.

ARTICLE 9
OTHER CONDITIONS

9.1   Owner and Architect hereby agree that the Owner's Representative services provided by the Architect pursuant to this Agreement represent an agency relationship that shall exist only between the Owner and Architect whereby the Architect is providing Professional services for compensation in the interest of the Owner and shall be responsible to the Owner only to the extent of the actions that are reasonably within the control of the Architect, its consultants, employees and agents. The Architect shall not be responsible for any of the actions of any of the Project participants, except with respect to those actions that are performed at the direction of Architect, and the Owner agrees to hold harmless, indemnify and defend the Architect and the Architect's consultants, employees and agents against any and all actions, claims, liabilities, injuries or losses whatsoever that may arise either directly or indirectly due to any of the actions of the Project participants, except with respect to those actions that are performed at the direction of Architect.

9.2   The Owner agrees to limit the liability of the Architect for any loss, liability, injury or damages resulting from negligent actions of the Architect, the Architect's consultant, employees or agents to the amount of the policy limits of the Architect's professional liability insurance. The Architect agrees to maintain a Professional liability insurance policy with a Two Million Dollar ($2,000,000.00) policy limit for the duration of the Project and for a period of two years thereafter.

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT
DRY CREEK RANCHERIA BAND OF POMO	FFKR ARCHITECTS/PLANNERS II
INDIANS

(Signature)	(Signature)

Elizabeth Elgin DeRouen, Chairperson	Kenneth E. Louder, President

(Printed name and title)	(Printed name and title)

© 1988 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, D.C., 20006-5292. AIA DOCUMENT B727 - OWNER-ARCHITECT AGREEMENT - 1988 EDITION - AIA® - WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below. User Document: drycreek-ffkr.aia – 8/1/2003. AIA License Number 1008580, which expires on 7/15/2004.

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EXHIBIT A

Dry Creek Rancheria Site Management, Update 7.15.03

Introduction

Several severe events occurred on the Dry Creek Rancheria that caused the Tribe to pause in its development efforts in order to determine the causes of these events and to make any necessary changes in its development plans as a result of this review. FFKR was requested to head up this review and advise the Tribe on courses of action. The events that initiated the review are as follows:

1.	In January after a series of uncommonly heavy rainfalls, a portion of the hillside above the temporary casino structure slid. No structural damage occurred but a good deal of earth relocation was necessary to keep the site functioning. It was decided that the hillside needed to be stabilized by placing piles on the hillside and tying these piles together to act as a retaining wall for the soil above these piles. Miller Pacific engineered the pile placement and worked with Swinerton Builders to place them. In early April, another slide occurred in an area of the hillside between the placed piles and a concrete retaining wall. The idea of a possible hillside parking structure that had been presented as a master plan option was picked up as a way to solve both the parking and the hillside retainage at the same time.

2.	The waste water treatment system for the casino produces effluent (Title 22 water or tertiary water) that can be used for irrigation and the grey water toilet system. When the quantity of effluent is greater than the means of disposal, then a leach field is used. The irrigation system is not operational at this point and there is a surplus of tertiary water that is pumped up to the leach field near the cemetery. It was observed that tertiary water was not being fully absorbed by the leach field and this surplus was appearing in the cemetery and other locations on site.

3.	The road leading up to the temporary casino is narrow and twisting. The last two curves before reaching the casino site are particularly tight and steep. Shortly after the casino had its "soft" opening for the facility, a bus had a near accident on its way up to the casino, in part, because of the character of the road.

Process

In order to establish what caused these problems, FFKR initiated a set of objective tests and studies to provide a sound and verifiable set of facts about the site. A list of these tests and studies follows: Preliminary information obtained since the start of the project is shown below in bold type.

1.	Geotechnical review of the site: Two types of test holes are being drilled.

a.	Soils tests to determine the character of the soil and establish its stability and bearing capacity. This includes both at the proposed parking structure and Curves 1 & 2.

The soils reports have uncovered two underlying issues. The rock types consist of an underlying mélange unit and an adjacent, higher sandstone unit. MPE has described problems posed the mélange unit as follows: "In general, mélange units present difficult and highly variable foundation conditions that require substantial subsurface exploration and careful foundation and slope design for successful development.''

The second issue has to do with overall slope stability or so called "global" issues. The entire hillside above the development locations loads the slope. If a very rigid retaining system is designed to restrain the hillside immediately above the developments, it is possible that a seismic event or other unexpected event could generate hillside movement that could go behind the retaining systems and cause "global" movement of the hillside, including retaining systems. These two issues have caused a reexamination of the types of retaining systems to be used and an increase in the amount and depth of geotechnical drilling.

	b.	Deep drilling to determine the porosity of the soil. This information is used in planning for the best means of handling surplus tertiary water.

Preliminary data indicate that there is limited porosity in the area currently utilized for waste water distribution. This data suggested that additional means of waste water distribution be reviewed including a Rancheria wide irrigation system.

This geotechnical information will be reviewed by Miller Pacific, Balance Hydrolics and URS.

2.	Water balance study to determine how a water balance on the site can be established given the wide range of demands and weather conditions that affect how and where water is produced and wasted. This study is proposed to be completed by URS.

Preliminary data for the water balance study revealed that the flow rates anticipated by the facility have been underestimated approximately by a factor of 3. Guest counts are at a much higher level than anticipated. Recent data generated by FWS (waste water treatment plant designers) indicate that the WWTP should be increased from 50,000 gallons per day to 100,000 gpd with provision for a future expansion up to 200,000 gpd. This amount of treated water creates the need for additional storage capacity for T22 water. The flow rate also shows a need to develop additional new water sources and other systems of wasting T22 water.

3.	Water quality analysis to establish the character of the on site well water for design of a water softening system and other uses. This report has been prepared by Sequoia Analytical.

Culligan was contacted and asked to provide a proposal to treat the existing site water to a level appropriate for a hospitality venue. Using the original water report prepared by Sequoia Analytical and its own detailed water analysis, Culligan proposed a reverse osmosis system with storage tanks and treatment locations near the existing domestic water storage tank. The approximate cost for the system is $130,000. Flack + Kurtz is reviewing the proposal.

4.	Reclaimed water disposal study. This is closely related to the water balance study. This is the conceptual design of a performance based system to maintain a water balance on the site. This design study does not include the detailed design of actual site improvements. This study is proposed to be completed by URS.

Preliminary soils tests (double ring infiltrometer) have been completed. Sites on the Rancheria for waste water disposal are under consideration. Additional anticipated work involves review of regulatory issues related to T22 water disposal; T22 tank sizing based on the water balance study and the estimated T22 disposal rates; and actual civil design of new T22 storage tank and associated fire sprinkler water storage.

5.	Site survey. Accurate drawings of the existing topography and final location of site improvements. Part of this effort also involves verifying locations of underground utilities and accurately mapping those improvements. Oberkamper and its consultant, Radman Aerial Surveys, have been working on priority areas of the site to establish vertical and horizontal data and controls.

Much of the survey work for areas around the anticipated improvements have been completed. Additional survey work includes the area around the current domestic water storage tank and eastern areas of the Rancheria where T22 water disposal is anticipated. The complex nature of the soldier pile retaining walls and tie backs will require careful construction survey work.

6.	Storm water retention requirements. Oberkamper is in the middle of reexamining the on site storm water retention system. This study will establish design criteria for the possible introduction of additional detention features. URS is the assumed civil engineer for detention system additions or modifications.

Detailed review of the existing storm water retention system has uncovered some apparent problems in the original design. Estimates by URS with concurrence of Stantec indicate that the current system is substantially undersized to handle 50 and 100 year events. Major new water retainage locations are being reviewed. The actual direction of storm water off site also appears to be in need of revision. Too much storm water is being directed into a southernly drainage system. The retainage system design will address the issue of allocating more storm water into the more northerly drainage system.

7.	Traffic planning. URS has completed an initial review of the top two curves before reaching the casino (Curve 1 and 2). This review has shown that the width of the roadway is inadequate and new design drawings are being prepared. Any regrading will be coordinated with Oberkamper's current civil work and site and retention issues.

Construction documents for Curves 1 and 2 are well underway. Some delays have resulted from coordinating work to avoid newly identified impacts to the Potential Headwaters of the US. In additional, traffic planning has been utilized in sizing access roads to be used by construction vehicles and to appropriately slope the access roads into the proposed parking structure. An addition to this planning is the review of a loop road that would be constructed during a later phase of the master plan to provide access and a secondary exit from a future hotel.

Revised Project Scope:

Attached are four separate spread sheets that define the currently established scope of the project. There are three spread sheets for the primary consultants: URS, Miller Pacific, and Oberkamper & Associates. The fourth spread sheet is a summary projection of all of the anticipated costs for the infrastructure project.

Forecasted Fee Estimates
Tribal Infrastructure and Hill Stabilization
July 15, 2003

Consultant	Budget	Paid To Date	July	August	Sept.	Oct.
Oberkamper	$127,000	$86,000	$10,000	$10,000	$10,000	$11,000
Oberkamper: East Rancheria Survey*	$51,000	$0	$17,000	$17,000	$17,000	$0
URS: Work Authorization #1	$418,000	$90,000	$82,000	$82,000	$82,000	$82,000
URS Work Authorization #2	$1,262,000	$0	$315,000	$315,000	$315,000	$317,000
Miller/Pacific	$448,141	$177,771	$67,000	$67,000	$67,000	$69,370
EDAW (estimate, scope not determined)	$100,000	$0	$25,000	$25,000	$25,000	$25,000
Flack & Kurtz (estimate, scope not determined)	$20,000	$0	$10,000	$10,000
FFKR (Based on 15% of Total)	$363,921	$0	$90,000	$90,000	$90,000	$93,921
Estimated Monthly Billing	$2,790,062	$353,771	$616,000	$616,000	$606,000	$598,291

Estimated Grand Total	$2,790,062

Paid to Date	$353,771

Remaining	$2,436,291

TABLE 1 RIVER ROCK CASINO INFRASTRUCTURE WORK AUTHORIZATION #2

SUB-PROJECT	ESTIMATED COST(1)
	Initial Scope WA #1	Additional Scope WA#2(2)	Total
	May 7, 2003	July 11, 2003	July 11, 2003
Structural Engineering(3)
• Soldier Pile Retaining Walls	0	$160,000	$160,000
• Curve 1 & 2 Retaining Walls	0	$31,000	$31,000
• T22 Storage Tank	0	$25,000	$25,000
• Detention System	0	$58,000	$58,000
Subtotal	0	$274,000	$274,000
Geotechnical and Geological Services
• Site Reconnaissance and Field Investigation	$150,000	$70,000	$220,000
• Geotechnical Analyses	$36,000	$194,000	$230,000
• Geological Services	$17,000	$13,000	$30,000
• Construction Services	0	$218,000	$218,000
• Subconsultants	0	$12,000	$12,000
Subtotal	$203,000	$507,000	$710,000
Civil Engineering
• Access Road Improvements – Curves 1 & 2	$32,000	$63,000	$95,000
• Water Balance	$39,000	$0	$39,000
• Detention Study	$10,000	$188,000	$198,000
• Reclaimed Water Disposal System	$75,000	$140,000	$215,000
• Loop Road	$0	$30,000	$30,000
Subtotal	$156,000	$421,000	$577,000
Traffic Planning	$27,000	$0	$27,000
Project Management	$30,000	$60,000	$90,000
Total Infrastructure	$416,000	$1,262,000	$1,678,000
Notes:
1.	Costs estimated on a time and materials basis.
2.	See Attachment 1 – Scope of Work & Cost Estimate for Additional Engineering Service, July 11, 2003.
3.	Structural Engineering services are now being provided in support of the Infrastructure Project in addition to those services already provided for the Parking Structure Project. See Attachment 1 for details.

Oberkamper Site Infrastructure Invoices

	Invoice #	Invoice Date	Amount	Estimated Scope	Comment

Survey & Design	2317	2/28/03	$14,230.20
	2366	3/31/03	$22,722.74
	2428	4/30/03	$42,305.29
	2437	5/30/03	$6,851.47		50% to FFKR and 50% to RR

Current Invoice Total			$86,109.70

Breakdown of Invoices:		Current Invoices	Est. Future Invoices

Packing Structure Survey		$28,187.88	$3,120.00
*Parking Structure Design		$11,969.12
Infrastructure Survey		$34,396.01
Infrastructure Design		$11,556.69

		$86,109.70	$3,120.00	$89,229.70
Additional work not yet completed
Construction Staking North Access, Wall 1			$18,000.00
Construction Staking Foundations, South Access			$55,000.00
Survey Area Around Water Tank & Area F			$19,000.00
Survey Rest of East Rancheria			$51,000.00

				$143,000.00

Grand Total				$232,229.70

Payments	Date	From	Amount	Balance

From FF & E Contingency	2/5	FFKR / RR	$30,000.00	$56,109.70
	7/11	RR	$56,109.70	$0.00
*Note: Under the parking structure agreement, FFKR is to pay for civil design of the parking structure but survey work is to be RR's expense. Invoice #2437 was divided into two equal parts of $6,851.47. Earlier invoices should also have been broken down to reflect this agreement. FFKR is responsible for the payment of $11,969.12 or to reimburse River Rock for this amount or for FFKR to pick up this portion of a future invoice.

7/17/03

Miller Pacific Invoices

	Invoice #	Invoice Date	Amount	Estimated Scope

Geotech and Engineering Services	4787	2/28/03	$20,138.97
	4836	3/31/03	$9,101.60
	4887	4/29/03	$15,351.90
	4888	4/29/03	$53,017.80
	4900	5/8/03	$82,290.38
	4937	5/28/03	$34,777.57
	4938	5/28/03	$47,029.72
	4968	6/19/03	$1,254.50
	4969	6/19/03	$109,334.74

Current Invoice Total			$372,297.18

Approximate Breakdown of Invoices: Based on MPE's 6/26 estimate		Current Invoices	Est. Future Invoices

Geology		$34,700.00
Dry Well Exploration		$56,000.00	$20,000.00
Dry Well Hydrology		$57,500.00
Park Structure Exploration		$153,000.00	$48,000.00
Park Structure Engineering		$22,300.00	$10,000.00
Misc. Site Construction		$17,400.00
Original Scope		$29,240.57

		$370,140.57	$78,000.00	$450,297.18

Payments	Date	From	Amount	Current Balance

	2/5	FFKR	$20,138.97
	5/27	RR	$22,323.70
	5/27	RR	$82,290.38
Check # 3651	6/11	RR	$53,017.80

			$177,770.85	$194,526.33

7/17/03

EXHIBIT B

OWNER
Dry Creek Rancheria Band of Pomo Indians
Tribal Board of Directors
TRIBAL ATTORNEY
Holland & Knight, LLP
Jerome Levine
Allyson Saunders
Michelle Hickey
[redacted]
Mooney & Associates
Brian Mooney
ENVIRONMENT
Department of Environmental Protection
Tom Keegan
[redacted]
Felix Hernandez
GOVERNMENTAL REVIEW
Dry Creek Rancheria
Planning & Building Department
FUTURE
[redacted]
Stantec
Leon Manuel
FUTURE
RIVER ROCK CASINO MANAGEMENT
Doug Searle
Hillside
STRUCTURAL PEER REVIEW
URS
Steve Brokken
GEOTECH DRILLING/
SOLDIER PILE DESIGN
Miller Pacific
Tim Reynolds
GEOTECH ANALYSIS
URS
Ray Rice
[redacted]
FFKR Architects
Kip Harris
Dave Giles
Lynn Attwood
[redacted]
Swinerton Builders
Terry McKellips
Water
WATER BALANCE
URS
Bill Paraiure
GEOTECH DRILLING/
ENGINEERING
Miller Pacific
Tim Reynolds
GEOTECH ANALYSIS/
RECLAIMED WATER SYSTEM
URS
Ray Rice/Doug Cauble
HYDROLOGY
Balance Hydrolics
Mark Woyshner
SEWER SYSTEM
CONTROL DESIGN
DEI
Record Drawing
Telemetry Design
IRRIGATION
C & S
Civil/Traffic
CIVIL/STORM WATER
URS
Arnie Minor
CIVIL/SURVEY
Oberkamper
Jim Clark
AERIAL SURVEY
Radman Aerial Surveys
TRAFFIC/PARKING
URS
Tim Lee

Bogue Building 730 Pacific Avenue Salt Lake City, UT 84104 801.521.6186 801.539.1916 f www.ffkr.com

EXHIBIT C

STANDARD BILLING RATES
2003

Principals	$125.00/hr
Senior Associates	$85.00/hr
Project Architects	$65.00/hr
Interior Designers	$65.00/hr
Staff	$45.00/hr
Clerical	$35.00/hr

Travel expenses compensated at cost.

Consultants and reimbursable expenses compensated at one and one tenth (1.1) times actual expense.